UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

For more information please contact:

Kelli Christman, 816.860.5088

Kelli.Christman@umb.com

UMB Financial Board Announces $0.215 Quarterly Cash Dividend and

Common Stock Repurchase Authorization

Kansas City, Mo. (April 23, 2013) - The Board of Directors of UMB Financial Corporation (NASDAQ: UMBF), a financial services holding company, declared during the company's quarterly board meeting a $0.215 quarterly cash dividend, payable on July 1, 2013 to shareholders of record at the close of business on June 7, 2013.

 The Board of Directors also authorized the repurchase of up to 2,000,000 shares of the company's common stock during the next 12 months. Shares purchased under the program will be used for general corporate purposes and may be available for re-issuance in connection with the company's stock plans and dividend reinvestment plan. The company may repurchase the shares from time to time in open market or privately negotiated transactions at the company's discretion, and on such terms, including, without limitation, quantity, timing and price, as management may determine to be in the company's best interest.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a financial services holding company headquartered in Kansas City, Mo., offering complete banking, payment solutions, asset servicing and institutional investment management to customers. UMB operates banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. It also has a loan production office in Texas. Subsidiaries of the holding company include mutual fund and alternative investment services groups, single-purpose companies that deal with brokerage services and insurance, and a registered investment advisor that manages the company's proprietary mutual funds and investment advisory accounts for institutional customers. For more information, visit umb.com or follow us on Twitter at @UMBBank, Facebook at facebook.com/UMBBank and LinkedIn at linkedin.com/company/umb-bank.

###

Pre